                                                                  Exhibit *10.14

                      [LETTERHEAD OF YORK INTERNATIONAL]

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                                                           Robert N. Pokelwaldt
                                                           Chairman and
                                                           Chief Executive
                                                           Officer

      June 5, 1998

      Mr. Benson K. Woo
      374 Basswood Road
      Lake Forest, IL 60045

      Dear Benson:

      On behalf of York International Corporation, I am very pleased to offer to you a position of Vice President and Chief Financial Officer (C.F.O.) reporting to me, effective on or before July 1, 1998.

      Your starting base salary will be $22,083.33/month ($265,000/annually).

      The Incentive Compensation Plan for executives at York International has two elements; an annual cash bonus which is based on single year results, and a mid-term Performance Unit Plan (P.U.P.) which is based on three-year results. Your participation in the 1998 annual portion of the Plan will be a 45% Base Expected Value level and a 90% Base Over Achievement level. If the company should achieve its 1998 financial plan, your incentive opportunity will be calculated at the annual expected value percentage (adjusted base EV) for the full year January 1, 1998 through December 31, 1998. If the company does not achieve its financial plan, you will be guaranteed a minimum incentive award of $56,250.

      It will be recommended, and subject to approval of the Board of Directors, that you receive 2,780 P.U.P. units. These units will be earned from your start date to the end of 2000, the valuation date.

      You will be paid a sign-on bonus in the amount of $50,000 plus tax gross up within two weeks of your start date.

      It will be recommended to the Board of Directors that you receive 17,000 Restricted Shares, priced at $1.00 per share. These shares will vest 50% upon the second anniversary of grant, and 25% respectively, at the third and fourth anniversaries.

      It will be recommended to the Board of Directors that you will also receive a grant of 18,000 stock options under the provisions of the Stock Option Plan priced at Fair Market Value on the date of grant. This option will fully vest on the first anniversary following the date of grant.

      You will be a participant in York's Deferred Compensation Program.

      You will also be participating in York's financial planning program with an annual allowance of $4,500.

      You will participate in York's Pension and FlexChoice Group Health and Welfare Benefits Program. Group benefits, with the exception of LTD will be effective on your date of hire. LTD coverage will begin on the first day of the month following your employment date.

      It will be recommended to the Board of Directors that you become a participant in the Supplemental Executive Retirement Plan (S.E.R.P.) effective with your date of hire. The purpose of this benefit is to provide pension benefits above the current ERISA salary cap of $160,000 annually and to increase overall pension entitlement to 2.5% of Final average earnings when combined with the standard plan.

      Mr. Benson K. Woo
      June 5, 1998
      Page 2



      You will be provided relocation benefits typically offered to a transferred York employee. However, the incidental expense allowance will be increased to $10,000 grossed up to cover appropriate taxes.

      You will be covered under the Company Change of Control agreement.

      Prior to commencing employment, you will be required to execute a confidentiality agreement and satisfactorily complete a pre-employment physical examination which includes a drug screen. In the event you have a disability, York will make reasonable accommodations for you provided the accommodations allow you to perform the essential functions of this position and does not create an undue hardship for the Company.

      York adheres to an "employment at will" policy which allows either you or York to terminate an employment relationship "at will." The employment of each individual is subject to the normal policies and practices of the Company and its benefits plans as they will be revised from time to time.

      We look forward to you joining York International Corporation, Benson, and to the contributions you will make toward our growing organization.
      Please contact me at my home telephone number of (717) 764-9520 or at the office (717) 771-7383 if you have any questions about York or our offer.

      Enclosed is a second original of this offer, upon acceptance, please return one copy to my attention with your signature for our records by June 12, 1998.


      Sincerely,



      Robert N. Pokelwaldt
      Chairman and Chief Executive Officer

                                        /s/  Benson K. Woo
                                        ----------------------------
                                              Benson K. Woo



                                                    6-6-98
                                        ----------------------------
                                        Date


      Enclosures (2)

      ICP Plan Document
      S.E.R.P. Document